Exhibit 10.5
Non-Qualified Deferred Compensation Plan
Plan Document
NOTICE: Non-qualified deferred compensation plans have significant tax consequences to both the Employer and Participants. These tax consequences may be adverse if the non- qualified deferred compensation plan is not appropriately designed pursuant to Internal Revenue Service and Department of Labor requirements. Use of this Non-Qualified Deferred Compensation Plan Trust Agreement is specifically conditioned upon the Employer’s receipt of written acknowledgment by an attorney, accountant, or other tax professional representing the Employer that the Employer has reviewed the tax ramifications of the use of a non-qualified deferred compensation plan, and this document and any related documents; and (ii) that the Employer understands and assumes all responsibility relating to the tax consequences of using this document.
This Plan document is to be used in conjunction with the Strong Non-Qualified Deferred Compensation Plan Joinder Agreement, and is to be interpreted consistent with the options selected in the Joinder Agreement.
I.	Plan Name and Purpose

The Plan shall be named as selected in Part II, Section A of the Joinder Agreement. It has been adopted by the Employer to provide key selected employees of the Employer with the benefits of an unfunded, non qualified deferred compensation program. The Plan is intended to constitute “a plan that is unfunded and maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of Sections 201(20), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), is intended to be exempt from the provisions of Parts 2, 3 and 4 of Title I of ERISA, and shall be interpreted and administered to the extent possible in a manner consistent with that intent.

II.	Definitions

When used in the Plan, the following words shall have the meanings defined below, unless the context clearly indicates otherwise:
(a)	Accounts: The bookkeeping accounts maintained by the Service Provider on behalf of the Employer, with appropriate sub accounts, to reflect Contributions to the Plan adjusted for earnings, losses, and transactions in accordance with this Plan. Accounts shall be bookkeeping entries only and shall not constitute an actual allocation of any assets of the Employer, or be deemed to create any trust, custodial account or deposit with respect to any assets which may be utilized to satisfy the obligation of the Employer to provide the benefits specified in this Plan.

(b)	Beneficiary: Any person who is designated by a Participant to receive payment of benefits under this Plan, to the extent available, after the Participant’s death. The Participant may specify his or her Beneficiaries on a form approved by the Committee and may make such changes to his Beneficiary designation at any time, pursuant to procedures adopted by the Committee. Notwithstanding anything in this Plan to the contrary, if the Participant designates his or her spouse as a Beneficiary of benefits payable hereunder, and the Participant’s marriage to that spouse is later terminated (whether by divorce, annulment, dissolution or otherwise), the Participant’s designation of his or her spouse as a Beneficiary shall be null and void, and the portion of the Participant’s benefits that would, but for this provision be payable to the Participant’s spouse will be payable as designated in the Participant’s Beneficiary designation, as if the spouse had predeceased the Participant.

(c)	Bonus Deferrals: Those contributions to the Plan, as authorized in the Joinder Agreement, made pursuant to Part III of this Plan Document, and allocated to the Accounts of Participants entering into an Elective Deferral Agreement authorizing Bonus Deferrals.

(d)	Board: The Board of Directors (or other governing board) of the Employer.

(e)	Change of Control: A Change of Control shall be deemed to have occurred (if applicable) upon the happening of the criteria specified by the Employer in the Change of Control Appendix to the Joinder Agreement. If the Employer does not specify the criteria for determining the existence of a Change of Control, Change of Control shall be deemed to have occurred upon (i) the sale, lease, exchange, or other transfer of substantially all of the assets of the Employer, (ii) the liquidation, dissolution or winding up of the Employer, whether voluntary or involuntary, (iii) any merger, acquisition or consolidation to which the Employer is a party and either (a) the Employer is not the surviving company, or (b) more than fifty percent (50%) of the shares of capital stock, by vote and value (the “Stock”), of the surviving company is beneficially held by a Person (as that term is used in Section 7701(a)(1) of the Internal Revenue Code of 1986, as amended) or Persons who did not hold, in the aggregate, more than fifty percent (50%) Stock of the surviving company, prior to the merger, acquisition, or consolidation, and (iv) any other transaction, whereby more than fifty percent (50%) Stock of the Employer, is beneficially held by a Person or Persons who did not hold, in the aggregate, more than fifty percent (50%) of the Stock of the Employer prior to the transaction, provided however, that a Change of Control shall not include any change in the percentage ownership of the Stock of the Employer resulting from the offering of shares under the Securities Act of 1933 or the Securities Exchange Act of 1934.

(f)	Code: The Internal Revenue Code of 1986, and amendments thereto.

(g)	Committee: The Committee as provided for in this Plan, which shall have the authority to direct the operations of the Plan. If the Employer does not appoint members of the Committee, the Employer shall be the administrator of the Plan, and direct its day to day operations.

(h)	Compensation: An Employee’s salary (unreduced by deferrals made on a pre-tax basis to any plan maintained under Code §§401(k) or 125) as modified in the Joinder Agreement for purposes of Elective Deferrals.

(i)	Contributions: Collectively, Elective Deferrals, Bonus Deferrals, Matching Contributions, Discretionary Incentive Contributions, and Employer Special Contributions, as may be selected in the Joinder Agreement.

(j)	Disability: The inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months as determined by the Employer based on its current disability policy, applied on a uniform and nondiscriminatory basis.

(k)	Discretionary Incentive Contributions: Those contributions to the Plan, as authorized in the Joinder Agreement, made pursuant to Part III of this Plan Document.

(l)	Effective Date: The date the Plan is effective, and from which benefits will accrue to Participants under the terms of this Plan as specified in the Joinder Agreement.

(m)	Elective Deferrals: A contribution made to this Plan pursuant to the Employer’s obligation to provide certain benefits in consideration of a Participant entering into an Elective Deferral Agreement.

(n)	Elective Deferral Agreement: An irrevocable election of the Participant to forego payment of Compensation in exchange for the Employer’s promise to pay benefits pursuant to this Plan. Such Elective Deferral Agreement shall (i) be in writing, signed by the Participant prior to the start of the Plan Year to which it relates (except that an Eligible Employee may enter into a Elective Deferral Agreement effective for the remainder of the Plan Year in which the Participant’s participation in the Plan commences, provided that any reduction in compensation specified in the Elective Deferral Agreement has effect only with respect to compensation not yet earned or payable); (ii) take effect as of the start of the following Plan Year (or the date the Participant commences participation in the Plan, if later); (iii) be irrevocable during the Plan Year in which it is in effect (except that a Elective Deferral Agreement may be revoked entirely with respect to the remainder of the Plan Year upon election of the Participant; and (iv) on a form and submitted as prescribed by the Committee. Any Elective Deferral Agreement in effect as of the last day of a Plan Year shall automatically renew for each succeeding Plan Year unless a proper election modifying or terminating the prior Elective Deferral Agreement is submitted to the Committee during the period of time designated by the Committee.

(o)	Eligible Employee: An Employee described in Part II, Section D of the Joinder Agreement, who is eligible to be selected as a Participant in this Plan.

(p)	Employee: Any common law employee of the Employer, as determined in the sole discretion of the Employer.

(q)	Employer: The Employer specified in the Joinder Agreement and any successor to the business of the Employer establishing the Plan. No other employer shall be considered an Employer for purposes of this Plan unless (i) such other employer consents in writing to being an Employer with respect to this Plan; and (ii) such other employer is an entity which is part of (a) a controlled group of corporations or business pursuant to Code §§414(b) or (c); (b) an affiliated service group pursuant to Code §414(m); or (c) any other entity required to be aggregated with the Employer pursuant to Code §414(o).

(r)	Employer Special Contribution: Those contributions to the Plan, as authorized in the Joinder Agreement, made pursuant to Part III of this Plan Document, allocated pursuant to the provisions of an agreement entered into between the Employer and a Participant.

(s)	Employment Commencement Date: The date on which an Employee first is employed by the Employer.

(t)	Investment Fund: One of the funds provided for in this Plan, as selected by the Employer.

(u)	Investment Fund Selection Form: The form on which the Employer selects Investment Funds available for the investment of assets held in Trust, which is an integral part of the Plan.

(v)	Joinder Agreement: The document which contains the elections made by the Employer and which combined with this Plan Document contains the provisions of the Plan.

(w)	Matching Contributions: Those contributions to the Plan, as authorized in the Joinder Agreement, made pursuant to Part III of this Plan Document, allocated as a matching contribution to the Elective Deferral or Bonus Deferral Contributions.

(x)	Participant: An Eligible Employee who has been selected to participate in the Plan and who has contributions credited to his or her Account. An individual who has an Account in the Plan and is due benefits under the Plan (notwithstanding any vesting or forfeiture provisions contained herein) shall continue to be a Participant despite no longer being an Eligible Employee.

(y)	Plan: The non-qualified deferred compensation plan established by the Employer through the use of the Joinder Agreement and this Plan Document, which is intended to be a “top hat” plan, as defined in Department of Labor Regulation § 23.20.104-23, and exempt from the provisions of Parts 2, 3 and 4 of Title I of the Employee Retirement Income Security Act of 1974, as amended.

(z)	Plan Year. The twelve month period ending on the date specified in the Joinder Agreement, which shall be the fiscal year of the Plan. Unless otherwise elected in the Joinder Agreement, the Plan Year shall be the calendar year.

(aa)	Service Provider: An affiliate of Strong Capital Management, Inc. that provides certain administrative services in connection with the operation of the Plan, pursuant to a services agreement entered into between the Employer and the Service Provider.

(bb)	Trust Agreement: An agreement entered into between the Trustee and the Employer providing for fiduciary services in connection with a grantor trust established in connection with this Plan.

(cc)	Trustee: The trustee designated in the Trust Agreement, or its successors and assigns. The Trustee shall not be a party to the Plan, and its responsibilities shall be governed exclusively by the Trust Agreement.

(dd)	Year of Service. A consecutive 12 month period of continuous service in the employ of the Employer commencing on (i) the Employee’s Employment Commencement Date; (ii) the effective date of the Employer’s establishment of this Plan; or (iii) the date the Employee becomes a Participant in the Plan, as the context shall provide.
II	Eligibility and Participation
A.	Eligibility: From among those Employees designated as Eligible Employees by the Employer in the Joinder Agreement, the Board (or its designee) shall select those who shall become Participants in the Plan. The Board may impose such terms and conditions upon such an Employee prior to becoming a Participant, which shall be communicated to the Employee, in writing, prior to commencement of participation. An Eligible Employee shall commence Participation as of any date specified by the Board. Eligibility criteria may be revised at the discretion of the Employer and status as an eligible employee or Participant in one year does not guarantee such status in any subsequent year.

B.	Participation: A Participant shall commence participation in Plan upon completion of an appropriate Elective Deferral Agreement or allocation of a Contribution to his or her Account. An Employee shall remain a Participant for so long as the Employee is entitled to receive benefits under this Plan.
III.	Contributions.

As may be selected in the Joinder Agreement, the Employer shall credit each Participant’s Account with:
a)	Elective Deferrals: The amount of any Elective Deferrals elected by the Participant in an Elective Deferral Agreement for the Plan Year. The Employer shall specify in the Joinder Agreement the minimum and maximum percentage of Compensation that may be deferred in each Plan Year;

b)	Bonus Deferrals: The amount of any Bonus Deferrals elected by the Participant in an Elective Deferral Agreement entered into for the purpose of Bonus Deferrals, for the Plan Year;

c)	Discretionary Incentive Contributions: An amount, as determined in the discretion of the Employer, which will be allocated to the Accounts of Participant’s as determined by the Employer;

d)	Matching Contributions: An amount, as may be specified in the Joinder Agreement, computed as a matching amount to any contribution made pursuant to an Elective Deferral Agreement;

e)	Employer Special Contributions: An amount as may be specified in an agreement between the Employer and a Participant.
Benefits payable pursuant to this Plan shall be calculated with reference to the amount of contributions credited to the Participant’s Account, together with any adjustments made thereto pursuant to the provisions of this Plan. The value of each Account will reflect Contributions adjusted to reflect (i) gains and losses (realized or unrealized) and income attributable to the investment options selected by Participant; (ii) payments from the Account to Participant or a beneficiary; and (iii) Participant’s pro rata share of administrative expenses and fees arising from operation of the Plan, to the extent not paid by the Employer.

The obligation of the Employer to provide benefits pursuant to this Plan shall be the sole unsecured promise of the Employer with respect to this Plan. Notwithstanding the foregoing, the Employer may establish a trust pursuant to a Trust Agreement for the purpose of setting aside funds to provide for the payment of benefits under this Plan. However, the assets of the Trust shall at all times remain subject to the claims of the general creditors of the Employer, and no Participant or Beneficiary shall have any claim or right with respect to the assets held in the Trust, except to the extent that the Participant or Beneficiary is a general creditor of the Employer. Notwithstanding anything in the Plan (or the Trust Agreement) to the contrary, if elected in the Joinder Agreement, upon a Change of

Control, the Employer shall fully fund its obligations under this Plan by making sufficient contributions to the Trust within the time limit specified in the Joinder Agreement.
IV.	Investments

To the extent that the Employer establishes a Trust, such contributions made to the Trust shall be invested in one or more Investment Funds as specified by the Employer in the Investment Fund Selection Form. It shall be the investment policy of the Employer to have Trust Assets invested in such Investment Funds so as to provide sufficient assets to fund Employer’s obligation to provide benefits under this Plan. At the discretion of the Employer, Participants may be entitled to request that their Accounts be adjusted (for investment gains and losses, as if invested) in accordance with a deemed investment election of a Participant.

Deemed investment elections may be made with respect to existing Account balances, current contributions to the Participant’s Account, shall be subject to any limitations imposed by the Committee from time to time, and shall be made by such means as the Employer and Service Provider may agree. The Service Provider shall make such adjustments in Participants’ Accounts to reflect any investment gains or losses such Participants’ Accounts would experience if funds were actually invested pursuant to the Participant’s election. Participants may make changes in deemed investment elections at such time, and in such manner, as may be specified by the Committee from time to time. Any deemed investment election, or changes to deemed investment elections, shall remain in effect until changed by the Participant.

The Plan Administrator shall provide each Participant with a statement of his or her Account, valued as of the last business day of each calendar quarter, reflecting the income, gains and losses (realized or unrealized), amounts of deferrals, and distributions of such Account since the prior statement.

V.	Vesting

A Participant shall be vested in all Contributions together with any income or gains attributable thereto, as elected by the Employer in the Joinder Agreement.

If specified in the Joinder Agreement, a Participant shall become fully vested in his or her Accounts immediately prior to a Change of Control of the Employer.

VI.	Payments from the Plan

Payments to or for the benefit of Participants will commence as described in this Section, upon determination by the Plan Administrator that one of the following events has occurred, and upon the following terms:
A.	Elections by Participant as to Time and Method of Payment: Each Participant shall elect the date upon which payment shall commence from the Plan. Each Participant shall make an irrevocable election whether payment(s) from their Account will be made as authorized in the Joinder Agreement (as a single lump sum, in annual installments or as described in the Joinder Agreement). The election of the Participant provided for in this paragraph as to method of payment is a one time election, made by the Participant at the inception of his/her participation in the Plan, shall apply to the entire account of the Participant, shall not be modifiable after acceptance by the Employer, and shall be binding for the year in which it is made and all subsequent Plan Years regardless of the Participant’s eligibility to participate or actual participation during any such Plan Years.

B.	Death of Participant: Payment shall be made as soon as practicable in a single lump sum to the Beneficiary(ies) as their interests appear as last specified by the Participant on the form specified by, and filed with, the Committee.

C.	Disability: In the event of Participant’s Disability, payment of Participant’s Account shall be made in accordance with the election referred to in paragraph A above, but payment(s) shall commence as soon as practicable after Participant’s Disability is determined, in its sole discretion, by the Employer.

D.	Unforeseeable Emergency: If authorized in the Joinder Agreement, the Employer, in its sole and absolute discretion and upon written application of a Participant requesting payment of benefits on the basis of an unforeseeable emergency, may direct immediate commencement of payment of all or a portion of the then vested and current value of such Participant’s Account. For purposes of this paragraph, the term “unforeseeable emergency” shall mean severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of a dependent of the Participant (as defined in § 152(a) of the Internal Revenue Code of 1986, as amended from time to time), loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The circumstances that will constitute an unforeseeable emergency will depend upon the facts of each case, as determined in the sole and absolute discretion of the Plan Administrator. Withdrawal for unforeseeable emergencies shall not be permitted the extent that such hardship is or may be relieved (i) through reimbursement or compensation by insurance or otherwise; (ii) by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship; or (iii) by cessation of deferrals under this, or any other Plan, sponsored by the Employer. The Employer shall not consider the need to send a Participant’s child to college or the desire to purchase a home as unforeseeable emergencies. The Employer shall permit withdrawals of amounts because of an unforeseeable emergency only to the extent reasonably required to satisfy the emergency need.

E.	Payments Subject to Vesting Requirements. Notwithstanding the foregoing, if a portion of Participant’s Accounts is subject to a vesting requirement specified in the Joinder Agreement and Part V of this Plan Document, such portion and the income and net investment gains arising therefrom shall be payable to Participant only to the extent the applicable vesting requirements specified in the Joinder Agreement have been fulfilled. Any portion of the Participant’s Account which is not vested at the time the Participant terminates employment with the Employer shall be deemed forfeited. To the extent that the Employer has made a contribution to a trust in connection with respect to this Plan, the amount of any such contribution held in trust deemed forfeited pursuant to this provision shall be returned to the Employer if the trust is revocable at the time, or if not revocable, then the forfeited amounts shall continue to be held in trust until the satisfaction of all of Employer’s obligations under this Plan.

If elected in the Joinder Agreement, a Participant’s benefits (without regard to the amount otherwise vested pursuant to this Plan) may be forfeited on the terms and conditions established by the Employer on the Forfeiture Appendix.
VII.	Administration and Interpretation of Terms
A.	Committee: The Committee, as designated by the Employer in the Joinder Agreement, shall be the administrator of the Plan, charged with responsibility for the day to day operations of the Plan, to interpret its provisions, implement operational policies and shall have such other authority as may be delegated to them by the Employer. To the extent that the Employer does not name a Committee in the Joinder Agreement, the Employer shall be the administrator and shall designate such persons, from time to time, as may be required to administer the Plan. The Committee may delegate any of its powers, authorities or responsibilities for the administration of the plan to any other Person or committee so designated by it in writing. The Committee may employ such agents as may be necessary for the effective operation of the Plan, including but not limited to attorneys, accountants, service providers and other agents. No member of the Committee shall be personally liable to any person for any action taken or omitted in connection with the interpretation of the Plan, or its operations, unless attributable to that person’s own willful misconduct, gross negligence, or lack of good faith. Members of the Committee shall not participate in any action with respect to benefits they may receive as Participants in the Plan.

B.	Procedures: The Committee may establish such procedures as are reasonably necessary for the implementation and operation of this Plan. To the extent that such procedures are not directly in conflict with the terms of the Plan, they shall be binding in all respects on the Participants.

C.	Costs of Administration: The Employer shall pay all costs of administering this Plan. To the extent that such costs are not paid in a reasonably timely manner, they shall be considered a charge against any Trust established in connection with the establishment of this Plan.
VIII.	Limitation of Rights of Participants and Beneficiaries
A.	No Right of Employment or Other Benefits: Nothing contained in this Plan shall confer or shall be construed as conferring upon any Participant the right to continue in the employ of the Employer in any specific capacity, for any specific term, or at any specific rate of compensation, all of which remain at the sole discretion of the Employer. Any compensation deferred and any benefits paid under this Plan shall be disregarded in computing benefits under any employee benefit plan of the Employer, except to the extent expressly provided herein.

B.	General Creditor Status; Unfunded Obligation: This Plan constitutes a mere contractual promise by the Employer to make the future payments as provided under this Plan to Participants and, where applicable, to beneficiaries. Notwithstanding any other provision of this Plan, a Participant and any beneficiary shall be treated as a general creditor of the Employer. Neither a Participant nor any beneficiary shall have any preferred claim on, or any beneficial interest in, any assets of the Employer, or any trust maintained in connection with this Plan which is superior in any manner to the right of any other general and unsecured creditor of the Employer.

C.	Non-assignable: None of the benefits, payments, proceeds or claims of any Participant or beneficiary shall be subject to any claim of any creditor of any Participant or beneficiary and the same shall not be subject to attachment, garnishment or other legal process by any creditor of such Participant or beneficiary, nor shall any Participant or beneficiary have any right to alienate, anticipate, commute, pledge, encumber or assign any benefits or payments of proceeds which he or she may expect to receive, contingently or otherwise, under the Plan.
IX.	Termination and Modification

The Employer shall have the right to modify or terminate the Plan by written instrument duly executed on behalf of the Employer by its authorized officer. Provided any amendment or termination of the Plan shall not adversely affect the rights of any Participant or beneficiary as to amounts credited to an Account prior to the effective date of such amendment or termination. Written notice of each amendment and of the termination of the Plan shall be provided to each Participant or beneficiary to whom payments have already commenced. Upon termination, the Employer may choose to have payments continue to be made as they come due, or, in its sole discretion, accelerate payments by making lump sum payments to those entitled thereto as to each Account under the Plan.

Notwithstanding the above, this Plan shall not automatically be terminated upon the sale, transfer, merger, or other conveyance of the Employer to, or with another entity, but shall survive unless amended or terminated pursuant to the provisions of this Plan.

X.	Parties

The terms of this Plan shall be binding upon the Employer and its successors or assigns and upon any person, persons, or entity acquiring control of the Employer, as that term is defined in the Act, and upon each Participant and any of his/her beneficiaries, heirs, executors and administrators.

XI.	Notices

Notices, elections, or designations by a Participant to the Employer shall be addressed to the Employer to the attention of the Plan Administrator. Notices by the Employer to a Participant shall be addressed to the Participant at his or her most recent home address reflected in the records of the Employer.

XII.	Effective Date

The effective date of the Plan shall be the date specified in the Joinder Agreement.

XIII.	Governing Law

This Plan shall be construed and enforced in accordance with, and shall be governed by, the laws of the state of domicile of the Employer.

Non-Qualified Deferred Compensation Plan
Investment Fund Selection Form
                                                                 , (the Employer) implementing the                                          (the “Plan”), hereby designates the following Investment Funds from among the investment fund options available for use with the Strong Non Qualified Deferred Compensation Plan, available for the investment of Plan assets held for Participant’s benefit.
(a)

(b)

(c)

(d)

(e)

(f)

(g)

(h)
☐ In addition, if selected, an Employer Stock Fund will also be available.
In making the selection of Investment Funds, the Employer hereby confirms and acknowledges that:
•	The Employer, or its authorized designee(s) have had the opportunity to request and receive copies of any prospectuses as may be required under applicable federal securities law and regulation, or may have been prudent to review prior to selection of the Investment Funds;

•	The Employer has actually received copies of the applicable prospectuses for each Investment Fund actually selected for investment of Plan assets;

•	Service Provider or an affiliate may receive fees for services performed as (i) an investment manager of a mutual fund or portfolio which is an asset underlying an Investment Fund; (ii) custodian, distributor or transfer agent for any mutual fund contained within an Investment Fund; or (iii) other services provided in maintaining the investment as an investment available for use in daily valued defined contribution plans serviced by Service Provider (including but not limited to set-up and maintenance fees, sub-transfer agency fees, processing fees, and sub-accounting fees); and the Employer specifically acknowledges that such fees received by Service Provider when aggregated with all other fees constitute reasonable compensation for Service Provider’s service to the Plan; and

•	The Plan, at the direction of the Employer or other fiduciary, may redeem its interest in any such Investment Fund on reasonably short notice (as may be specified in appropriate disclosure information with respect to each such Investment Fund) without penalty.
Service Provider agrees to follow the Employer’s direction with respect to offering the investment funds available for the investment of the Plan assets.

In Witness Whereof, the Employer, by its duly authorized representative, has executed this document in connection with the adoption of the Plan utilizing the Strong Non-Qualified Deferred Compensation Plan services, as provided by the Service Provider.

Employer:
By:
Title:

Non-Qualified Deferred Compensation Plan Joinder Agreement

NOTICE: Non-qualified deferred compensation plans have significant tax consequences to both the Employer and Participants. These tax consequences may be adverse if the non-qualified deferred compensation plan is not appropriately designed pursuant to Internal Revenue Service and Department of Labor requirements. Use of this Non-Qualified Deferred Compensation Plan Joinder Agreement is specifically conditioned upon the Employer’s receipt of written acknowledgment by an attorney, accountant, or other tax professional representing the Employer that the Employer has reviewed the tax ramifications of the use of a non-qualified deferred compensation plan, and this document and any related documents; and (ii) that the Employer understands and assumes all responsibility relating to the tax consequences of using this document.
The provisions selected in this Agreement are to be interpreted in conjunction with the Strong Non-Qualified Deferred Compensation Plan Document (“Plan Document”), which is incorporated herein.
The Employer hereby establishes or restates, as designated below, a non-qualified deferred compensation plan for certain key management or other highly compensated employees who are eligible to participate in this plan, pursuant to its terms.
I.	Employer Information

Name: Thor Industries, Inc.

Address: 419 West Pike Street Jackson Center, Ohio 45334

Telephone: (937) 596-6849

Primary Contact: Dean Bruick

Employer EIN: 93-0768752 Type of Entity: C Corporation

Employer Fiscal Year end: July 31
II. Plan Information
A.	Plan Name:

The Employer hereby restates the Thor Industries, Inc. Deferred Compensation Plan (“Plan”), a non-qualified deferred compensation plan, as of February 1, 2003, which benefits certain key management or other highly compensated employees, and which was originally effective as of June 1, 2000.

B.	Plan Year shall mean the twelve consecutive month period ending on December 31, 2003 and each anniversary thereafter. If the Effective Date of this Plan is not twelve months prior to the initial Plan Year end specified, a short first Plan Year shall result, which shall have only that impact as described in the Plan Documents.

C.	Coverage:

NOTICE: Only those Employees who are considered part of a “select group of management or other highly compensated employees” as defined by the Department of Labor in Reg. §2520.104-23 should be included as participants. Inclusion of employees not falling within the DOL “top-hat” exemption may cause the Plan to be within the purview of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), requiring compliance with certain minimum coverage, participation, and funding requirements.
Only the following (classification of) Employees shall be eligible to be selected as a Participant in this Plan: All officers and other key employees as designated by the Employer.
Those Eligible Employees who have been selected as Participants in the Plan shall be designated on an addendum to this Plan which shall be modifiable to include, or exclude Eligible Employees as Participants in this Plan.
D.	Compensation

Compensation used to determine the amount of Elective Deferral Contributions with respect to any Participant means:
Wages, salaries, fees for professional services and other amounts received (whether or not the amount is paid in cash) for personal services actually performed in the course of employment with the Employer or an Affiliate to the extent that such amounts are includable in gross income, including but not limited to commissions paid to salespersons, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, bonuses, but not including those items excludable under the definition of compensation under Treas. Reg. Section 1.415-2(d)(3).
For Plan purposes Compensation will be determined before Elective Deferrals and other salary reduction amounts that are not included in the Participant’s gross income under Code section 125, 402(e), 402(h) or 403(b).
E.	Contributions
1.	The Employer may make contributions to this Plan, for the benefit of the Participant, as may be elected below:

Elective Deferrals. Participants may elect to reduce their Compensation and to have Elective Deferrals credited to their Accounts by making an election under the Plan (which may be changed each year as described in the Plan). The amount a Participant can defer is:
(a)	The minimum Elective Deferral amount shall be 1% of the Participant’s Compensation.

(b)	The maximum Elective Deferral amount shall be $20,000.

(c)	The Contribution Period for Elective Deferrals shall be the payroll period.
Matching Contributions. The Employer will decide from year to year whether Matching Contributions will be made and will notify Participants annually of the manner in which Matching Deferrals will be calculated for the subsequent year.
Discretionary Incentive Contributions. The Employer may make Discretionary Incentive Contributions at such times, and in such amounts, as the Employer elects.
Subject to the approval of Strong Capital Management, Inc., or an affiliate, which shall not be unreasonably withheld, and notwithstanding the terms of this Plan, the Employer may enter into an agreement with each Participant, specifying that Employer Special Contributions be made to the Plan and allocated to the Account of the Participant pursuant to the terms of that agreement.
F.	Forfeiture Provisions:
(1)	Vesting provisions:
(a)	The Participant’s Account, attributable to Employer Contributions, shall vest in him or her upon completion of three (3) Years of Service.

(b)	Years of Service for vesting shall mean the period commencing on the Employee’s Date of Hire and ending on each annual anniversary of the Employee’s Date of Hire.

(c)	Vesting Years of Service shall be counted for all years of service of the Employee with the employer beginning with the Employee’s Date of Hire.

(d)	Notwithstanding the provisions of this Item of the Joinder Agreement, a Participant shall become fully vested in his Accounts subject to a vesting schedule upon a Change of Control (as defined in the attached Schedule H, “Change of Control”).

G.	Investments:
(1)	Participants may elect to have amounts credited to their Account(s) invested among Investment Funds, selected by the Employer. Such election may be changed once during each business day that the Trustee and the New York Stock Exchange are open.

(2)	The Participant will designate into which Investment Funds all contributions to their accounts are deemed invested.
H.	Distributions:
(1)	Payment of Benefits. Benefits shall be paid in such form as may be specified following. To the extent that more than one form of benefit is authorized, the Participant shall, prior to the commencement of participation in the Plan, irrevocably elect in writing the form in which benefits will be paid.

Prior to the Participant’s attainment of age 55, the only form of benefit is a Single Lump Sum Distribution. Following the attainment of age 55, a Participant may elect to have benefits paid in a Single Lump Sum, or equal annual installments not to exceed five years. A Participant will have one opportunity in the year prior to attaining age 55 to change their distribution option. Any such change will be effective for all balances in the Participant’s account.

(2)	Time for payment of benefits. Benefits shall be payable at the times specified below. To the extent that more than one time for the payment of benefits is authorized, the Participant shall, prior to the commencement of participation in the Plan, irrevocably elect in writing the time benefits will be paid.
(a)	Upon termination of employment with the Employer.

(b)	Within one year after a Change of Control.

(c)	Upon the Participant’s death or disability.

(d)	On account of a severe financial hardship due to an unforeseen emergency, pursuant to the provisions of Plan Document.

     IN WITNESS WHEREOF, this Plan (which are specifically incorporated by this reference) is adopted by appropriate corporate action this 27th day of January, 2003.
Thor Industries, Inc.:

By:

and

Schedule H
Change of Control
Change of Control shall be defined, for purposes of the Plan and Trust, as follows:1
(c) “Change in Control” shall mean the occurrence of any one of the following events:
          (i) any “person” (as such term is defined in Section 3(a)(9) of the Exchange Ace and as used in Sections 13 (d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that the event described in this paragraph (i) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (A) by the Company or any subsidiary, (B) by any employee benefit plan sponsored or maintained by the Company or any subsidiary, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, (D) pursuant to a Non-Control Transaction (as defined in paragraph (iii)), or (E) a transaction (other than one described in (iii) below) in which Company Voting Securities are acquired from the Company, if a majority of the Incumbent Board (as defined below) approves a resolution providing expressly that the acquisition pursuant to this clause (E) does not constitute a Change in Control under this paragraph (i);
          (ii) individuals who, on the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the Effective Date, whose election or nomination for election was approved by a vote of at least two-thirds of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be considered a member of the Incumbent Board; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be a member of the Incumbent Board;

[1]	The definition of Change of Control must include objective criteria, such as: “the purchase or other acquisition by any person, entity or group of persons, within the meaning of section 13(d) or 14(d) of the Securities Exchange Act of 1934 (“Act”), or any comparable successor provisions, of beneficial ownership (within the meaning of Rule l3d-3 promulgated under the Act) of 30 percent or more of either the outstanding shares of common stock or the combined voting power of Company’s then outstanding voting securities entitled to vote generally, or the approval by the stockholders of Company of a reorganization, merger, or consolidation, in each case, with respect to which persons who were stockholders of Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50 percent of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated Company’s then outstanding securities, or a liquidation or dissolution of Company or of the sale of all or substantially all of Company’s assets.”

          (iii) the shareholders of the Company approve a merger, consolidation, share exchange or similar form of corporate reorganization of the Company or any such type of transaction involving the Company or any of its subsidiaries (whether for such transaction or the issuance of securities in the transaction or otherwise) (a “Business Combination”), unless immediately following such Business Combination: (A) more than 50% of the total voting power of the publicly traded corporation resulting from such Business Combination (including, without limitation, any corporation which directly or indirectly has beneficial ownership of 100% of the Company Voting Securities or all or substantially all of the assets of the Company and its subsidiaries) eligible to elect directors of such corporation would be represented by shares that were Company Voting Securities immediately prior to such Business Combination (either by remaining outstanding or being converted), and such voting power would be in substantially the same proportion as the voting power of such Company Voting Securities immediately prior to the Business Combination, (B) no person (other than any publicly traded holding company resulting from such Business Combination, any employee benefit plan sponsored or maintained by the Company (or the Corporation resulting from such Business Combination), or any person which beneficially owned, immediately prior to such Business Combination, directly or indirectly, 50% or more of the Company Voting Securities (a “Company 50% Stockholder”) would become the beneficial owner, directly or indirectly, of 50% or more of the total voting power of the outstanding voting securities eligible to elect directors of the corporation resulting from such Business Combination and no Company 50% Stockholder would increase its percentage of such total voting power, and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination would be members of the Incumbent Board at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (a “Non-Control Transaction”); or
          (iv) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or the sale or disposition of all or substantially all of the Company’s assets.
Notwithstanding the foregoing, a Change in Control of the Company shall not be deemed to occur solely because any person acquires beneficial ownership of more than 50% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which, by reducing the number of Company Voting Securities outstanding, increases the percentage of shares beneficially owned by such person; provided, that if a Change in Control of the Company would occur as a result of such an acquisition by the Company (if not for the operation of this sentence), and after the Company’s acquisition such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, then a Change in Control of the Company shall occur.